CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of IAMGOLD Corporation

We consent to the inclusion in this registration statement on Form F-10 of:

•

our Report of Independent Registered Public Accounting Firm dated February 20, 2013 on the consolidated balance sheets of IAMGOLD Corporation as of December 31, 2012 and December 31, 2011, and the related consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years ended December 31, 2012 and December 31, 2011; and

•

our Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting dated February 20, 2013 on IAMGOLD Corporation’s internal control over financial reporting as of December 31, 2012 each of which is incorporated by reference in this registration statement on Form F-10 of IAMGOLD Corporation dated July 22, 2013.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

July 22, 2013